Exhibit 10.3

MASTER AMENDMENT TO THE

REMAINING PLANS

April 1, 2020

This Master Amendment to the Aon Supplemental Savings Plan, as amended, Aon Corporation Supplemental Employee Stock Ownership Plan, as amended, Aon Deferred Compensation Plan, Aon Stock Award Plan, the Employment Agreement (the “Davies Agreement”) dated as of October 3, 2007, between Aon Corporation and Christa Davies (“Ms. Davies”), as amended, and the Amended and Restated Change in Control Agreement, dated as of November 13, 2009, as amended (the “Case Agreement”) between Aon Corporation and Gregory Case (“Mr. Case” and together with Ms. Davies, the “Executives”) (the “Remaining Plans”), is adopted by Aon Corporation, a Delaware corporation (the “Company”), to be effective as set forth below.

RECITALS

WHEREAS, Aon plc (incorporated in England with registered number 07876075) (“Aon UK”), the direct parent of the Company, was reorganized (the “Reorganization”) effective April 1, 2020 pursuant to a Scheme of Agreement (the “Scheme”) approved by Aon UK’s shareholders on February 4, 2020 and, as a result of the Reorganization, Aon UK became a subsidiary of Aon plc (incorporated in Ireland with registered number 604607) (the “Parent”) and each Class A ordinary share of Aon UK was cancelled and Aon UK shareholders received one Class A ordinary share of the Parent (“Aon Ireland Ordinary Share”) for each Class A ordinary share of Aon UK so cancelled (the “Aon UK Share Cancellation”);

WHEREAS, in connection with the Aon UK Share Cancellation, each outstanding equity award under the Remaining Plans, if and as applicable, and any other right to purchase or receive, or receive benefits or amounts based on, Class A ordinary shares of Aon UK was converted to a right to purchase or receive, or receive benefits or amounts based on, as applicable, one Aon Ireland Ordinary Share for each Class A ordinary share of Aon UK underlying or relating to such award or right as of the Scheme becoming effective;

WHEREAS, the Company was previously reorganized (the “Prior Reorganization”) effective April 2, 2012 pursuant to an Agreement and Plan of Merger and Reorganization approved by the Company’s stockholders on March 16, 2012, as a result of which the Company became a direct or indirect subsidiary of Aon UK, and, in connection with such Prior Reorganization, the Remaining Plans had been amended to, among other things, provide for the appropriate substitution of Aon UK in place of the Company, where applicable, to provide for the grant, issuance, acquisition, delivery, holding or purchase of, or otherwise relate to or refer to, in place of shares of the Company’s common stock, Aon UK ordinary shares or rights to Aon UK ordinary shares, as applicable (or rights to receive benefits or amounts by reference to Aon UK ordinary shares), on a one-for-one basis, to provide that the Prior Reorganization shall not constitute a change-in-control under any such plan, arrangement or agreement and to make any other conforming or clarifying changes as may be necessary to reflect the Prior Reorganization;

WHEREAS, in connection with the Scheme, with the exception of certain specified equity compensation plans, the underlying award agreements outstanding thereunder and certain specified change-in-control plans and agreements, which are to be assumed by the Parent, the Company shall retain sponsorship of and all rights and obligations under the employee benefit plans and programs and employment contracts and arrangements it sponsors or is contractually bound by;

WHEREAS, in connection with the Scheme, such employee benefit plans and programs and employment contracts and arrangements shall be amended to provide for the appropriate substitution of the Parent in place of Aon UK, where applicable, to provide that the Reorganization shall not constitute a change-in-control under any such plan, arrangement or agreement and to make any other conforming or clarifying changes as may be necessary to reflect the Reorganization;

WHEREAS, Aon UK and the Parent entered into a Deed of Assumption on April 1, 2020 to effectuate the assignment by Aon UK to the Parent and the Parent’s assumption and adoption of all of Aon UK’s rights and obligations under the plans and agreements to be assumed by the Parent and, to the extent the Remaining Plans provide for the issuance, acquisition, delivery, holding or purchase of shares of, or otherwise relate to or reference, ordinary shares of Aon UK or rights to ordinary shares of Aon UK (or rights to receive benefits or other amounts by reference to those shares) to provide for the amendment of the Remaining Plans to provide for the issuance, acquisition, delivery, holding or purchase of, or otherwise relate to or reference, Aon Ireland Ordinary Shares (or rights to receive benefits or other amounts by reference to Aon Ireland Ordinary Shares determined in accordance with the Remaining Plans) on a one-for-one basis;

WHEREAS, the Board of Directors of the Company has determined it is advisable and in the best interests of the Company and its stockholders to amend the Remaining Plans to reflect the Reorganization and as consistent with the provisions of the Scheme and the Deed of Assumption;

WHEREAS, Ms. Davies agrees to such amendment to the Davies Agreement; and

WHEREAS, Mr. Case agrees to such amendment to the Case Agreement.

NOW, THEREFORE, the Remaining Plans are hereby amended, effective as of April 1, 2020, by the Company’s authorized officers, and, in the case of the Davies Agreement and the Case Agreement, the agreement of the respective Executives, as follows:

1.

To the extent a Remaining Plan provides for the issuance, acquisition, delivery, holding or purchase of shares of, or otherwise relate to or reference, ordinary shares of Aon UK or rights to ordinary shares of Aon UK (or rights to receive benefits or other amounts by reference to those shares) such Remaining Plan is hereby amended to provide for the issuance, acquisition, delivery, holding or purchase of, or otherwise relate to or reference, Aon Ireland Ordinary Shares (or rights to receive benefits or other amounts by reference to Aon Ireland Ordinary Shares determined in accordance with the terms of such Remaining Plan) on a one-for-one basis.

2.

Each Remaining Plan is hereby amended to change the Remaining Plan’s definition of change in control, if any, and all references in the Remaining Plan to a change in control to a change in control of Parent and to provide that the transactions occurring on April 1, 2020 pursuant to the Scheme shall not constitute a change in control under the Remaining Plan.

3.	All references in the Case Agreement to Aon UK are hereby amended to be references to Aon Ireland, except where the context dictates otherwise.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Company has caused this Master Amendment to be executed on its behalf by its duly authorized officers and the Executives have each executed this Master Amendment as it applies to the Davies Agreement and Case Agreement, respectively, this 1st day of April, 2020.

Aon Corporation

By:	/s/ Molly Johnson

Name:	Molly Johnson
Title:	Vice President and Secretary

Executive

/s/ Christa Davies
Name: Christa Davies

Executive

/s/ Gregory C. Case
Name: Gregory C. Case

4